  Exhibit 99.1

NATIONAL AMERICAN UNIVERSITY HOLDINGS, INC. REPORTS
FISCAL 2019 SECOND QUARTER AND SIX MONTHS RESULTS ON FORM 10-Q

Rapid City, South Dakota, January 22, 2019 — National American University Holdings, Inc. (the “Company”) (OTCQB: NAUH), which through its wholly owned subsidiary operates National American University (“NAU” or the “University”), a regionally accredited, proprietary, multi-campus institution of higher learning, today filed its unaudited financial results for its fiscal 2019 second quarter and six months ended November 30, 2018 with the Securities and Exchange Commission (SEC) on Form 10-Q.

Today, the Company’s common stock began trading on the OTCQB, operated by OTC Markets Group, a centralized electronic quotation service for over-the-counter securities. The Company’s common stock began trading on the OTCQB under the trading symbol “NAUH,” following the withdrawal from trading on the Nasdaq Global Market (NGM). The Company will remain a reporting company under the Securities Exchange Act of 1934, as amended, immediately following the voluntary withdrawal from the NGM.

The Company also announced that its Chief Financial Officer, Dr. David K. Heflin, tendered his resignation, effective February 1, 2019. Dr. Heflin will continue to assist the Company through the transition over the next several weeks. The Company’s CEO, Dr. Ronald L. Shape, will serve as interim Chief Financial Officer while it searches for a replacement.

Investor Conference Calls

The Company has elected to discontinue hosting live quarterly conference calls at this time. An open line of communication with investors remains a priority of the Company and management is readily available for discussions with investors on a one on one basis. Investors and analysts wishing to speak with management are urged to contact the Company’s investor relations representatives at The Equity Group at +1 212 836 9600 or aprior@equityny.com.

About National American University Holdings, Inc.

National American University Holdings, Inc., through its wholly owned subsidiary, operates National American University, a regionally accredited, proprietary, multi-campus institution of higher learning offering associate, bachelor’s, master’s, and doctoral degree programs in technical and professional disciplines. Accredited by the Higher Learning Commission, NAU has been providing technical and professional career education since 1941. NAU opened its first campus in Rapid City, South Dakota, and has since grown to multiple locations in several U.S. states. In 1998, NAU began offering online courses. Today, NAU offers degree programs in traditional, online, and hybrid formats, which provide students increased flexibility to take courses at times and places convenient to their busy lifestyles.

Contact Information:
National American University Holdings, Inc.
Dr. Ronald Shape
605-721-5220
rshape@national.edu

Investor Relations Counsel
The Equity Group Inc.
Carolyne Y. Sohn
415-568-2255
csohn@equityny.com

Adam Prior
212-836-9606
aprior@equityny.com